Exhibit 99.1

Echo Global Logistics Elects Nelda Connors to its Board of Directors

CHICAGO, IL — (Marketwire) — 4/16/13 — Echo Global Logistics, Inc. (NASDAQ: ECHO), a leading provider of technology-enabled transportation and supply chain management services, announced today the appointment of Nelda Connors to its Board of Directors, effective April 12, 2013.

Ms. Connors is the founder, Chairwoman and Chief Executive Officer of Pine Grove Holdings, LLC, an advisory services and investment firm.  She served as President and Chief Executive Officer of Atkore International Inc. from December 2010 until June 2011. Atkore, formerly the Electrical and Metal Products division of Tyco International, became privately held in December 2010, and Ms. Connors served as President of this Tyco division from April 2008. Prior to joining Tyco, she served as Vice President at Eaton Corporation from August 2002 to March 2008 where she held several positions in operations, continuous improvement and general management. Prior to joining Eaton, Ms. Connors was employed in a number of executive and management capacities in the automotive industry. Ms. Connors serves on the board of directors of Boston Scientific Corporation (NYSE: BSX), the Federal Reserve Bank of Chicago, Blount International, Inc. (NYSE: BLT) and Vesuvius plc, and as a trustee for the Museum of Contemporary Arts in Chicago. Ms. Connors holds both bachelor’s and master’s degrees in mechanical engineering from the University of Dayton.

“We are pleased to welcome Nelda Connors to the Echo Board,” said Douglas R. Waggoner, Chief Executive Officer of Echo. “Nelda brings to our Board broad experience in the areas of operations and financial management and business strategy that will serve the best interests of the company and our shareholders.”

“The leadership position Echo enjoys in transportation management led me to accept the invitation to join their board,” said Ms. Connors. “I look forward to applying my business and financial experience to help Echo meet its strategic goals.”

About Echo Global Logistics

Echo Global Logistics, based in Chicago, is a leading provider of technology-enabled transportation and supply chain management services, delivered on a proprietary technology platform, serving the transportation and logistics needs of its clients. Echo maintains a web-based technology platform that compiles and analyzes data from its network of over 24,000 transportation providers to serve its clients’ shipping and freight management needs. Echo procures transportation and provides logistics services for clients across a wide range of industries, such as manufacturing, construction, consumer products and retail. For more information on Echo, visit: www.echo.com.

Source: Echo Global Logistics

INVESTOR RELATIONS CONTACT:

Suzanne Karpick, Echo Global Logistics, (312) 784-7414

MEDIA CONTACT:

Hanni Itah, SSPR, (847) 415 – 9324